SUB-ITEM 77I

Terms of new or amended securities

On February 27, 2015, Form Type 485(b), Accession No. 0000908186-15-000028, an amendment to the registration statement of American Century Capital Portfolios, Inc., was filed with the Securities and Exchange Commission. This amendment registered a new fund, NT Global Real Estate Fund, effective March 1, 2015, and describes the characteristics of the new fund.